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                                                                 EXHIBIT 10.6.15


April 2, 2002

Ms. Mariel Clark
14 Gilboa Lane
Nashua, NH 03062


Dear Mariel:

Based on our prior working relationship and the expertise you can offer to us, Panera Bread Company, is pleased to offer you the position of Interim Vice President, Human Resources, reporting to me as CEO. We would like this position to be effective on February 18, 2002.

Your salary for this position will be payable at the bi-weekly rate of $6153.85. Consideration for your next scheduled increase based on your performance and company profitability will be no later than April 1, 2003. Any applicable adjustments will be contingent on business conditions and/or your performance and will be prorated for the year based on your date of hire. You will not participate in the 2002 Incentive Program. In addition, your compensation and other terms of your employment will include the following:

      o You will be entitled to auto allowance at the rate of $192.31 biweekly. Receipt of this auto allowance precludes any reimbursement of business mileage.

      o You have been approved by consent of the Board of Director's for 20,000 stock options, which vest to you over 5 years.

      o You will primarily work from your home office in Nashua, New Hampshire and you will be reimbursed for all reasonable and appropriate telephone and other office expenses related to your work with Panera Bread Company.

      o You will also be paid a lump sum of $25,500 for hours worked but not billed in the last eight months related to your consulting work with us.

      o We understand that most weeks you will be working three to sometimes four days a week. However, we also agree that there will be times when projects or circumstances dictate a full-time commitment.


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      o   We will provide you with at least four (4) months notice prior to the end of your employment arrangement with us.

As a full-time Panera Bread Co. employee, you will be eligible to participate in the following benefits: medical, dental, life insurance, long and short term disability, Employee Stock Purchase Plan and a 401 (k) Plan. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit and insurance package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread Co. is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins of our Human Resource group at extension 7318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Nothing in this letter is intended or should be construed to execute a contract for a definite term. Both you and the Company are free to terminate the employment relationship at any time. Please indicate your acceptance of this offer by signing and returning one original of this letter at your earliest convenience.

We believe that your background and experience will provide a solid foundation for success with Panera Bread Co. We are extremely enthusiastic about our future growth. If you have any questions about the enclosed information, please let me know. Once again, Mariel, we welcome you to Panera Bread Co. and we look forward to your participation, energy, and contributions.


Sincerely,

/s/ Ron Shaich                                      /s/ Bill Moreton

Ron Shaich                                          Bill Moreton
Chairman, CEO                                       EVP, Chief Financial Officer




I have read and accepted the provisions as outlined above.

4/4/02                                         /s/ Mariel Clark
--------------------                           -------------------------------
Date                                           Mariel Clark